EXHIBIT 99.1

Media Sciences International, Inc. Receives NASDAQ Notice Regarding Minimum Bid Price - Subject to Delisting

OAKLAND, N.J., March 19 /PRNewswire-FirstCall/ -- Media Sciences International, Inc. (Nasdaq: MSII) today announced that it received a NASDAQ Staff Determination on March 16, 2010 indicating that the Company has not regained compliance with the $1.00 minimum bid price requirement for continued listing set forth in NASDAQ Marketplace Rule 5550(a)(2), and that the Company’s securities are, therefore, subject to delisting from The NASDAQ Capital Market.  The Company has requested a hearing before a Hearings Panel to review the Staff Determination.  The request for a hearing will stay the delisting pending the Panel’s decision.  There can be no assurance that the Panel will grant the Company’s request for continued listing.

Media Sciences International, Inc. is the leading independent manufacturer of new build solid ink and color toner cartridges for office color printers. As the premium quality color toner and solid ink alternative to the printer manufacturer’s brand, Media Sciences’ 100% newly manufactured color toner and solid ink products for use in Dell®, Konica Minolta®, OKI®, Ricoh®, Samsung®, and Xerox® and many other color printers deliver significant savings when compared to the printer manufacturers brand.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This message may contain forward-looking statements based on our current expectations, estimates and projections about our industry, management’s beliefs, and certain assumptions made by us. Words such as ‘‘anticipates,’’ ‘‘expects,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘believes,’’ ‘‘seeks,’’ ‘‘estimates,’’ ‘‘may,’’ ‘‘will’’ and variations of these words or similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, the possibility that the Company’s plan for regaining compliance with NASDAQ listing requirements will not be satisfactory to the NASDAQ Panel and/or that the NASDAQ Panel will not grant the Company’s request or that the Company’s stock price could decline further. Such statements speak only as of the date hereof and are subject to change. We undertake no obligation to revise or update publicly any forward-looking statements for any reason. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

For more information on the Company, its products, and its programs, visit www.mediasciences.com, E-mail info@mediasciences.com, or call 201.677.9311.

Investor Relations & Media Contacts:
SM Berger & Company
Stanley M. Berger
stan@smberger.com, 216.464.6400

Web site: http://www.mediasciences.com